Exhibit 99.1

Company Contact:	Investor Contacts:
Robert Stern (ras@micruscorp.com)	Bruce Voss (bvoss@lhai.com)
Executive Vice President	Jody Cain (jcain@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 830-5900	(310) 691-7100
For Immediate Release
Micrus Endovascular Acquires VascularFX Steerable Catheter and Wire Technology
SUNNYVALE, Calif. (July 28, 2005) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced that it has acquired VascularFX, a privately held medical device company focused on the development of catheters and guidewires for the interventional neurology, interventional cardiology and interventional radiology markets.
“The acquisition of VascularFX supports our strategy to deliver a complete product solution for the neuro endovascular market,” said John Kilcoyne, Micrus Endovascular president and CEO. “Gaining rights to important intellectual property owned by VascularFX furthers our ability to develop and commercialize products such as steerable catheters and guidewires that provide faster and more distal access through the tortuous vasculature of the brain. Currently, no steerable catheters are available for use in the neuro endovascular market.
“We believe this technology’s proprietary steering capability will provide interventionalists with unmatched speed and access to aneurysms. Additionally, we believe the ability to reposition catheters after reaching the aneurysm may enable physicians to more thoroughly fill aneurysms, making this the catheter of choice for the approximately 50,000 coiling procedures performed worldwide,” explained Mr. Kilcoyne.
“We also plan to investigate the opportunity of licensing this technology for applications outside of the neuro endovascular market,” added Mr. Kilcoyne.
The $4 million cash transaction includes an initial payment of $1.5 million, future milestone payments and an undisclosed royalty on potential future products sales.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils.
Micrus believes its products offer a unique and comprehensive system for the safe, quick and dependable treatment of cerebral aneurysms. The key components of the system are:

•	MicruSphere™ Spherical Microcoils — A proprietary line of microcoils that automatically deploy into an anatomically conformable spherical shape that is designed to stabilize the aneurysm.
•	HeliPaq™, UltiPaq™ and InterPaq™ Microcoils — Soft, linear coils inserted after placement of one or more MicruSphere microcoils to fill the aneurysm and occlude the aneurysm neck.
Forward-Looking Statements
Micrus Endovascular, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased use of embolic coiling as a procedure to treat cerebral aneurysms, achieving profitability in light of its limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, developing new products or product enhancements that will be accepted by the Company’s market, complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, competing and gaining market share in a highly competitive market segment with large, well-established medical device manufacturers with significant resources, obtaining on a timely basis FDA clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s final prospectus dated June 16, 2005 and reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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